                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*

                             STRATESEC Incorporated
                       --------------------------------
                                (Name of Issuer)

                                  Common Stock
                       --------------------------------
                         (Title of Class of Securities)


                                   862792108
                                --------------
                                (CUSIP Number)


                                January 5, 2000
                                ---------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [   ]  Rule 13d-1(b)
          [ x ]  Rule 13d-1(c)
          [   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745
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________________________________________________________________________________
CUSIP NO. 862792108                                         Page 2 of 5 Pages
________________________________________________________________________________

________________________________________________________________________________
1)   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)
     Netcom Solutions International, Inc.
     [IRS ID#]
_______________________________________________________________________________
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)
     (a) __
     (b) __
________________________________________________________________________________
3)  SEC USE ONLY

________________________________________________________________________________
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_______________________________________________________________________________
                                             5)  SOLE VOTING POWER
     NUMBER OF
                                                 700,000
     SHARES                                  __________________________________
                                             6)  SHARED VOTING POWER
     BENEFICIALLY
                                                 0
     OWNED BY                                ----------------------------------
                                             7)  SOLE DISPOSITIVE POWER
     EACH
                                                 700,000
     REPORTING                               ----------------------------------
                                             8)  SHARED DISPOSITIVE POWER
     PERSON
                                                 0
     WITH
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              700,000
-------------------------------------------------------------------------------
10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)
                               8.1%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON (See Instructions)
     CO
-------------------------------------------------------------------------------
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                                                               Page 3 of 5 Pages

                                 SCHEDULE 13G
                                 ------------



Item 1(a):  Name of Issuer:

                STRATESEC Incorporated
                ------------------------------------

Item 1(b):  Address of Issuer's Principal Executive Offices:

                105 Carpenter Drive
                -------------------
                Sterling, Virginia 20164
                ------------------------

Item 2(a):  Name of Person Filing:

                Netcom Solutions International, Inc.
                ------------------------------------

Item 2(b):  Address of Principal Business Office or,
                if none, Residence:

                14360 Bullyfield Circle, Chantilly, Virginia 20151
                --------------------------------------------------

Item 2(c):  Citizenship:

                Delaware
                --------

Item 2(d):  Title of Class of Securities:

                Common Stock
                -------------

Item 2(e):  CUSIP Number:

                862792108
                ---------

Item 3: If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                (a)  [ ]  Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78);

                (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);

                (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
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                                                        Page 4 of 5 Pages
                (d)  [ ]  Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                (e)  [ ]  An investment adviser in accordance with
                          (S) 240.13d-1(b)(1)(ii)(E);

                (f)  [ ]  An employee benefit plan or endowment fund in
                          accordance with (S) 240.13d-1(b)(1)(ii)(F);

                (g)  [ ]  A parent holding company or control person in
                          accordance with (S) 240.13d-1(b)(1)(ii)(G);

                (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                (j)  [ ]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J)

Item 4:  Ownership:

                (a)  Amount beneficially owned:    700,000
                                               -------------

                (b)  Percent of class:  8.1%
                                      -------

                (c)  Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote    700,000
                                                                    ------------

                     (ii)  Shares power to vote or to direct the vote   0
                                                                     -----

                     (iii) Sole power to dispose or to direct the disposition
                           of   700,000
                              -------------

                     (iv)  Shared power to dispose or to direct the disposition
                           of   0
                             -----

Item 5:  Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereto the reporting person has ceased to be the beneficial owner of more than five percent of the class of
               securities, check the following  [     ].
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                                                          Page 5 of 5 Pages

Item 6:  Ownership of More Than Five Percent on Behalf of Another Person:

               Not applicable.
               ---------------

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
         Person:

               Not applicable.
               ---------------

Item 8:  Identification and Classification of Members of the Group:

               Not applicable.
               ---------------

Item 9:  Notice of Dissolution of Group:

               Not applicable.
               ---------------

Item 10:  Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



/s/ Bennett H. Goldstein                March 20, 2000
------------------------                --------------
Signature                               Date

Name: Bennett H. Goldstein
Title: Chief Financial Officer